Exhibit 99.01

Eastman Announces Second-Quarter 2021 Financial Results

KINGSPORT, Tenn., Aug. 2, 2021 – Eastman Chemical Company (NYSE:EMN) announced its second-quarter 2021 financial results.

(In millions, except per share amounts)	2Q2021	1Q2021	2Q2020
Sales revenue	$2,653	$2,409	$1,924
Earnings (loss) before interest and taxes ("EBIT")	(56)	389	54
Adjusted EBIT*	454	400	195
Earnings (loss) per diluted share	(1.07)	1.99	0.20
Adjusted earnings per diluted share*	2.46	2.13	0.85
Net cash provided by operating activities	426	216	436
Free cash flow*	319	125	339

*For non-core and unusual items excluded from adjusted earnings and for adjusted provision for income taxes, calculation of free cash flow, segment adjusted EBIT margins, and net debt, and reconciliations to reported company and segment earnings and to cash provided by operating activities and total borrowings for all periods presented in this release, see Tables 3A, 3B, 4A, 4B, 5A, 5B, and 6.

“Our strong second-quarter results are directly related to the hard work and exceptional dedication of Eastman employees around the world,” said Mark Costa, Board Chair and CEO. “Second-quarter revenue and adjusted EPS were both quarterly records reflecting continued improvement in global economic growth, the benefit of our innovation-driven growth model, and our outstanding ability to execute. In our specialty businesses, we grew more than our end markets thanks to the progress we are making on our innovation and market development initiatives. Our focus on free cash flow resulted in strong performance in the first half of the year, with higher free cash flow than first half 2020.”

Costa continued, “We remain focused on creating value for all of our stakeholders. We are enabling our customers to win through innovation across our markets. We are also making significant progress on our circular economy platforms, which is expanding how we grow while contributing to the solution for a serious global environmental challenge. At the same time, we continue to invest in our employees’ capabilities to grow the company. We remain confident that the disciplined execution of our strategy will enable us to build on our strong value creation in 2021 into 2022 and beyond for our investors.”

Corporate Results 2Q 2021 versus 2Q 2020 and 1Q 2021

Compared to second quarter 2020, sales revenue increased 38 percent and was higher across all reporting segments. Volume / mix increased 20 percent, led by strong growth in Advanced Materials and Additives & Functional Products, and selling prices increased 16 percent, led by strong pricing in Chemical Intermediates.

The large increase in revenue was due to strong demand recovery across key end markets, including transportation, building and construction, and consumer durables in comparison to second quarter 2020, which was acutely impacted by lockdowns and other weakened business conditions resulting from COVID-19. Higher selling prices were due to higher raw material, energy, and distribution prices attributed to economic recovery.

Compared to second quarter 2020, adjusted EBIT increased significantly due to continued strong demand across key end markets, leading to higher volumes and more favorable product mix led by increased sales of specialty products in Advanced Materials and Additives & Functional Products. Spreads were higher due to Chemical Intermediates price increases that outpaced higher raw material costs.

Compared to first quarter 2021, sales revenue increased led by higher selling prices due to higher raw material prices, higher distribution costs, and tight market conditions, particularly in the Chemical Intermediates segment. Volume / mix growth of 2 percent was due to continued strong demand across key end markets, including building & construction and consumer durables. Adjusted EBIT increased due to higher spreads between selling prices and raw material, energy, and distribution costs, particularly in Chemical Intermediates, and more favorable product mix, led by sales of specialty products in the Advanced Materials and Additives & Functional Products segments. Strong EBIT growth was partially offset by higher distribution costs, raw material supply shortages, and higher planned manufacturing maintenance costs.

Segment Results 2Q 2021 versus 2Q 2020 and 1Q 2021

Additives & Functional Products – Compared to second quarter 2020, sales revenue increased 35 percent driven by 23 percent volume / mix growth and a 9 percent increase in selling prices.

Sales volume increased due to recovery in key end markets negatively impacted by COVID-19. More favorable product mix was partially due to increased sales of coatings additives products. Higher selling prices were primarily due to higher raw material prices. Adjusted EBIT increased due to more favorable product mix and higher sales volumes, partially offset by modestly lower spreads.

Compared to first quarter 2021, sales revenue increased due to higher selling prices attributed primarily to a continuing increase in raw material prices. Sales volume / mix was flat as increased volume in building & construction end markets was offset by limited product availability resulting from planned manufacturing maintenance shutdowns. Adjusted EBIT was slightly lower due to higher planned manufacturing maintenance costs, partially offset by increased spreads.

Advanced Materials – Compared to second quarter 2020, sales revenue increased 36 percent primarily driven by 31 percent volume / mix growth.

More favorable product mix across the segment was led by increased sales of premium products including performance films and specialty plastics products. Higher sales volume was due to recovery in key end markets negatively impacted by COVID-19. Adjusted EBIT increased due to higher sales volumes and more favorable product mix, partially offset by modestly lower spreads.

Compared to first quarter 2021, sales revenue increased particularly for specialty plastics in consumer durables end markets as the impact of innovation and market development initiatives resulted in growth that was more than the underlying markets. Selling prices increased due to strong end-market demand for specialty plastics products and overall higher raw material and distribution prices. Adjusted EBIT was slightly higher as increased volume / mix and higher selling prices were mostly offset by higher raw material costs, higher distribution costs, and continued investment in growth.

Chemical Intermediates – Compared to second quarter 2020, sales revenue increased 60 percent mostly driven by a 51 percent increase in selling prices due to higher raw material prices. Adjusted EBIT increased primarily due to higher spreads as selling prices outpaced higher raw material and energy costs.

Compared to first quarter 2021, sales revenue increased due to higher selling prices resulting from a continued increase in raw material prices and tight market conditions. Adjusted EBIT increased due to higher spreads.

Fibers – Compared to second quarter 2020, sales revenue increased 6 percent due to 7 percent volume / mix growth partially offset by 2 percent lower selling prices.

Higher sales volume was driven by the continued recovery of the textiles end market, which was negatively impacted by COVID-19. Lower selling prices were mostly due to previously negotiated multi-year contracts for acetate tow. EBIT decreased as higher textiles sales volume was more than offset by lower selling prices and the discontinuation of a tobacco specialty product.

Compared to first quarter 2021, sales revenue increased 3 percent due to increased volume / mix attributed in part to continued recovery in textiles end markets. EBIT was lower primarily due to higher manufacturing maintenance shutdown costs.

Cash Flow

In first half 2021, cash from operating activities was $642 million. Free cash flow (cash from operating activities less net capital expenditures) was $444 million, up approximately 8 percent from first half 2020 despite a use of cash for an increase in working capital primarily due to improved economic and business conditions. See Tables 5A and 5B. In first half 2021, the company returned $328 million to stockholders through dividends and share repurchases.

Priorities for uses of available cash for 2021 include payment of the quarterly dividend, bolt-on acquisitions, share repurchases, and further reduction of net debt.

Agreement to Sell Tire Additives Business Product Lines

As previously reported, Eastman entered into a definitive agreement with an affiliate of One Rock Capital Partners, LLC (“One Rock”) to sell rubber additives (including Crystex™ insoluble sulfur and Santoflex™ antidegradants) and other product lines and related assets and technology of the global tire additives business of its Additives & Functional Products segment. The sale does not include the Eastman Impera™ and other performance resins product lines of the tire additives business. The total sale price of $800 million consists of $725 million cash at closing and an additional amount of up to $75 million to be paid based on performance of the rubber additives business post-closing through 2023. As of the definitive agreement date and until the sale, the assets and liabilities (“disposal group”) included in the sale will be reported separately on the Unaudited Consolidated Statements of Financial Position as held for sale. A preliminary loss on business held for sale is recognized in the second quarter (the difference in net book value of the disposal group and total sale price and other consideration, anticipated costs to sell and the value of certain continuing transition services and agreements). Upon the change in classification to held for sale, depreciation and amortization charges of assets within the disposal group ceased. Revenue for the tire additives product line represented 14 percent of Additives & Functional Products segment revenue in 2020.

2021 Outlook

Commenting on the outlook for full-year 2021, Costa said: “Our employees around the world continue to do a great job executing in a challenging environment, mitigating the ongoing impact of COVID-19, supply chain disruptions, and overall tight market conditions. We delivered record first-half adjusted EPS and are on track for continued strong performance in the second half as we grow faster than recovering end markets due to our innovation-driven growth model. We also remain disciplined on costs as we implement our operations transformation program. With strong first-half results and continued momentum into the second half, we now expect 2021 adjusted EPS to be between $8.80 and $9.20. We are also increasing our expectation for free cash flow to greater than $1.1 billion, which would be the fifth consecutive year of free cash flow above $1 billion.”

The full-year 2021 projected earnings exclude any non-core, unusual or nonrecurring items. Our financial results forecasts do not include non-core items (such as mark-to-market pension and other postretirement benefit gain or loss, asset impairments and restructuring charges and loss on business held for sale) or any unusual or non-recurring items, and we accordingly are unable to reconcile projected earnings excluding non-core and any unusual or non-recurring items to reported GAAP earnings without unreasonable efforts.

Forward-Looking Statements

This news release includes forward-looking statements concerning current expectations and assumptions for future global economic conditions and the impact of the COVID-19 coronavirus pandemic on demand in key end markets; competitive position and acceptance of specialty products in key markets; mix of products sold; capacity utilization, manufacturing costs, and cost reductions; and revenue, earnings, cash flow, cash and cash equivalents, and debt repayment for full-year 2021. Such expectations and assumptions are based upon certain preliminary information, internal estimates, and management assumptions, expectations, and plans, and are subject to a number of risks and uncertainties inherent in projecting future conditions, events, and results. Actual results could differ materially from expectations and assumptions expressed in the forward-looking statements if one or more of the underlying assumptions or expectations prove to be inaccurate or are unrealized. Important factors that could cause actual results to differ materially from such expectations are and will be detailed in the company's filings with the Securities and Exchange Commission, including the Form 10-Q filed for first-quarter 2021 available, and the Form 10-Q to be filed for second quarter 2021 and to be available, on the Eastman web site at www.eastman.com in the Investors, SEC filings section.

Conference Call and Webcast Information

Eastman will host a conference call with industry analysts on August 3, at 9:00 a.m. ET. To listen to the live webcast of the conference call and view the accompanying slides and prepared remarks, go to investors.eastman.com, Events & Presentations. The slides and prepared remarks to be discussed during the call and webcast will be available at investors.eastman.com at approximately 5:00 p.m. ET on August 2, 2021. To listen via telephone, the dial-in number is 323-994-2093, passcode number 7246635. A web replay, a replay in downloadable MP3 format, and the accompanying slides and prepared remarks will be available at investors.eastman.com, Events & Presentations. A telephone replay will be available continuously from 12:00 p.m. ET, August 3, 2021 to 12:00 p.m. ET, August 13, 2021 at 888-203-1112 or 719-457-0820, passcode 7246635.

Founded in 1920, Eastman is a global specialty materials company that produces a broad range of products found in items people use every day. With the purpose of enhancing the quality of life in a material way, Eastman works with customers to deliver innovative products and solutions while maintaining a commitment to safety and sustainability. The company’s innovation-driven growth model takes advantage of world-class technology platforms, deep customer engagement, and differentiated application development to grow its leading positions in attractive end markets such as transportation, building and construction, and consumables. As a globally inclusive and diverse company, Eastman employs approximately 14,500 people around the world and serves customers in more than 100 countries. The company had 2020 revenues of approximately $8.5 billion and is headquartered in Kingsport, Tennessee, USA. For more information, visit www.eastman.com.

# # #
Contacts:

Media: Tracy Kilgore Addington
423-224-0498 / tracy@eastman.com
Investors: Greg Riddle
212-835-1620 / griddle@eastman.com

FINANCIAL INFORMATION
August 2, 2021

For Eastman Chemical Company Second Quarter 2021 Financial Results Release

Table 1 – Statements of Earnings

	Second Quarter		First Six Months
(Dollars in millions, except per share amounts; unaudited)	2021	2020	2021	2020
Sales	$2,653	$1,924	$5,062	$4,165
Cost of sales	1,972	1,553	3,783	3,217
Gross profit	681	371	1,279	948
Selling, general and administrative expenses	202	155	386	315
Research and development expenses	63	52	121	113
Asset impairments and restructuring charges, net	15	141	22	155
Other components of post-employment (benefit) cost, net	(37)	(30)	(73)	(60)
Other (income) charges, net	(1)	(1)	(5)	3
Loss on business held for sale (1)	495	—	495	—
Earnings (loss) before interest and taxes	(56)	54	333	422
Net interest expense	51	55	101	107
Earnings (loss) before income taxes	(107)	(1)	232	315
Provision for income taxes	37	(31)	99	25
Net earnings (loss)	(144)	30	133	290
Less: Net earnings attributable to noncontrolling interest	2	3	5	5
Net earnings (loss) attributable to Eastman	$(146)	$27	$128	$285

Basic earnings per share attributable to Eastman	$(1.07)	$0.20	$0.94	$2.10
Diluted earnings per share attributable to Eastman	$(1.07)	$0.20	$0.93	$2.09

Shares (in millions) outstanding at end of period	135.8	135.3	135.8	135.3
Shares (in millions) used for earnings per share calculation
Basic	135.9	135.3	136.0	135.6
Diluted	135.9	136.1	137.8	136.4
(1)See "Agreement to Sell Tire Additives Business Product Lines."

Table 2A – Segment Sales Information

	Second Quarter		First Six Months
(Dollars in millions, unaudited)	2021	2020	2021	2020
Sales by Segment
Additives & Functional Products	$925	$685	$1,796	$1,507
Advanced Materials	769	567	1,485	1,182
Chemical Intermediates	736	461	1,341	1,053
Fibers	223	211	440	423
Total Eastman Chemical Company	$2,653	$1,924	$5,062	$4,165

First Quarter
(Dollars in millions, unaudited)	2021
Sales by Segment
Additives & Functional Products	$871
Advanced Materials	716
Chemical Intermediates	605
Fibers	217
Total Eastman Chemical Company	$2,409

Table 2B – Sales Revenue Change

	Second Quarter 2021 Compared to Second Quarter 2020
		Change in Sales Revenue Due To
(Unaudited)	Revenue % Change	Volume / Product Mix Effect	Price Effect	Exchange Rate Effect
Additives & Functional Products	35%	23%	9%	3%
Advanced Materials	36%	31%	2%	3%
Chemical Intermediates	60%	7%	51%	2%
Fibers	6%	7%	(2)%	1%

Total Eastman Chemical Company	38%	20%	16%	2%

	First Six Months 2021 Compared to First Six Months 2020
		Change in Sales Revenue Due To
(Unaudited)	Revenue % Change	Volume / Product Mix Effect	Price Effect	Exchange Rate Effect
Additives & Functional Products	19%	12%	4%	3%
Advanced Materials	26%	23%	—%	3%
Chemical Intermediates	27%	(4)%	30%	1%
Fibers	4%	5%	(1)%	—%

Total Eastman Chemical Company	22%	10%	9%	3%

	Second Quarter 2021 Compared to First Quarter 2021
		Change in Sales Revenue Due To
(Unaudited)	Revenue % Change	Volume / Product Mix Effect	Price Effect	Exchange Rate Effect
Additives & Functional Products	6%	—%	6%	—%
Advanced Materials	8%	5%	3%	—%
Chemical Intermediates	22%	3%	19%	—%
Fibers	3%	3%	—%	—%

Total Eastman Chemical Company	10%	2%	8%	—%

Table 2C – Sales by Customer Location

	Second Quarter		First Six Months
(Dollars in millions, unaudited)	2021	2020	2021	2020
Sales by Customer Location
United States and Canada	$1,197	$786	$2,201	$1,766
Europe, Middle East, and Africa	688	526	1,344	1,157
Asia Pacific	611	523	1,219	1,018
Latin America	157	89	298	224
Total Eastman Chemical Company	$2,653	$1,924	$5,062	$4,165

Table 3A - Segment, Other, and Company
Non-GAAP Earnings (Loss) Before Interest and Taxes Reconciliations (1)

	Second Quarter		First Six Months
(Dollars in millions, unaudited)	2021	2020	2021	2020
Additives & Functional Products
Earnings (loss) before interest and taxes	$(368)	$(56)	$(233)	$87
Asset impairments and restructuring charges, net (2)(3)(4)	5	128	7	134
Loss on business held for sale (5)	495	—	495	—
Excluding non-core item	132	72	269	221
Advanced Materials
Earnings before interest and taxes	150	64	296	164
Asset impairments and restructuring charges, net (6)	3	—	4	7
Accelerated depreciation (6)	—	—	4	—
Excluding non-core items	153	64	304	171
Chemical Intermediates
Earnings before interest and taxes	137	20	206	100
Asset impairments and restructuring charges, net (4)	7	2	11	3
Excluding non-core item	144	22	217	103
Fibers
Earnings before interest and taxes	37	46	82	99
Other
Loss before interest and taxes	(12)	(20)	(18)	(28)
Asset impairments and restructuring charges, net	—	11	—	11
Excluding non-core items	(12)	(9)	(18)	(17)

Total Eastman Chemical Company
Earnings (loss) before interest and taxes	(56)	54	333	422
Asset impairments and restructuring charges, net	15	141	22	155
Loss on business held for sale	495	—	495	—
Accelerated depreciation	—	—	4	—
Total earnings before interest and taxes excluding non-core items	$454	$195	$854	$577

(1)See "Management's Discussion and Analysis of Financial Condition and Results of Operations" of the Quarterly Report on Form 10-Q for second quarter 2020 for description of second quarter and first six months 2020 non-core items.
(2)Second quarter and first six months 2021 asset impairments of $4 million and site closure costs of $2 million in first six months 2021 from the previously reported closure of a tire additives manufacturing facility in Asia Pacific as part of ongoing site optimization.
(3)First six months 2021 gain on the sale of previously impaired assets of $1 million from the previously reported closure of an animal nutrition manufacturing facility in Asia Pacific as part of ongoing site optimization.
(4)Second quarter and first six months 2021 contract termination fees of $7 million and $1 million in the CI segment and AFP segment, respectively, and site closure costs in first six months 2021 of $4 million and $1 million in the CI and AFP segments, respectively, resulting from the previously reported plan to discontinue production of certain products at the Singapore manufacturing site.
(5)See "Agreement to Sell Tire Additives Business Product Lines."
(6)Second quarter and first six months 2021 asset impairments of $1 million, site closure costs of $2 million in both periods, and first six months 2021 charges for severance of $1 million and accelerated depreciation related to the previously reported closure of an advanced interlayers manufacturing facility in North America as part of ongoing site optimization.

Table 3A - Segment, Other, and Company
Non-GAAP Earnings (Loss) Before Interest and Taxes Reconciliations (continued)

	Second Quarter		First Six Months
(Dollars in millions, unaudited)	2021	2020	2021	2020
Company Non-GAAP Earnings Before Interest and Taxes Reconciliations by Line Items
Earnings (loss) before interest and taxes	$(56)	$54	$333	$422
Costs of sales	—	—	4	—
Asset impairments and restructuring charges, net	15	141	22	155
Loss on business held for sale	495	—	495	—
Total earnings before interest and taxes excluding non-core items	$454	$195	$854	$577

Table 3A - Segment, Other, and Company
Non-GAAP Earnings (Loss) Before Interest and Taxes Reconciliations (continued) (1)

First Quarter
(Dollars in millions, unaudited)	2021
Additives & Functional Products
Earnings before interest and taxes	$135
Asset impairments and restructuring charges, net	2
Excluding non-core item	137
Advanced Materials
Earnings before interest and taxes	146
Asset impairments and restructuring charges, net	1
Accelerated depreciation	4
Excluding non-core items	151
Chemical Intermediates
Earnings before interest and taxes	69
Asset impairments and restructuring charges, net	4
Excluding non-core item	73
Fibers
Earnings before interest and taxes	45
Other
Loss before interest and taxes	(6)

Total Eastman Chemical Company
Earnings before interest and taxes	389
Asset impairments and restructuring charges, net	7
Accelerated depreciation	4
Total earnings before interest and taxes excluding non-core items	$400

Company Non-GAAP Earnings Before Interest and Taxes Reconciliations by Line Items
Earnings before interest and taxes	$389
Costs of sales	4
Asset impairments and restructuring charges, net	7
Total earnings before interest and taxes excluding non-core items	$400

(1)See "Management's Discussion and Analysis of Financial Condition and Results of Operations" of the Quarterly Report on Form 10-Q for first quarter 2021 for description of first quarter 2021 non-core items.

Table 3B - Segment Non-GAAP Earnings (Loss) Before Interest and Taxes Margins(1)(2)

	Second Quarter				First Six Months
(Dollars in millions, unaudited)	2021		2020		2021		2020
	Adjusted EBIT	Adjusted EBIT Margin	Adjusted EBIT	Adjusted EBIT Margin	Adjusted EBIT	Adjusted EBIT Margin	Adjusted EBIT	Adjusted EBIT Margin
Additives & Functional Products	$132	14.3%	$72	10.5%	$269	15.0%	$221	14.7%
Advanced Materials	153	19.9%	64	11.3%	304	20.5%	171	14.5%
Chemical Intermediates	144	19.6%	22	4.8%	217	16.2%	103	9.8%
Fibers	37	16.6%	46	21.8%	82	18.6%	99	23.4%
Total segment EBIT excluding non-core items	466	17.6%	204	10.6%	872	17.2%	594	14.3%
Other	(12)		(9)		(18)		(17)
Total EBIT excluding non-core items	$454	17.1%	$195	10.1%	$854	16.9%	$577	13.9%

(1)For identification of excluded non-core items and reconciliations to GAAP EBIT, see Table 3A.
(2)Adjusted EBIT margin is non-GAAP EBIT divided by GAAP sales. See Table 2A for sales.

	First Quarter
(Dollars in millions, unaudited)	2021
	Adjusted EBIT	Adjusted EBIT Margin
Additives & Functional Products	$137	15.7%
Advanced Materials	151	21.1%
Chemical Intermediates	73	12.1%
Fibers	45	20.7%
Total segment EBIT excluding non-core items	406	16.9%
Other	(6)
Total EBIT excluding non-core items	$400	16.6%

(1)For identification of excluded non-core items and reconciliations to GAAP EBIT, see Table 3A.
(2)Adjusted EBIT margin is non-GAAP EBIT divided by GAAP sales. See Table 2A for sales.

Table 4A – Non-GAAP Earnings (Loss) Before Interest and Taxes, Net Earnings,
and Earnings Per Share Reconciliations

	Second Quarter 2021
	Earnings (Loss) Before Interest and Taxes	Earnings (Loss) Before Income Taxes	Provision for (Benefit from) Income Taxes	Effective Income Tax Rate	Net Earnings (Loss) Attributable to Eastman
(Dollars in millions, except per share amounts, unaudited)					After Tax	Per Diluted Share
As reported (GAAP)	$(56)	$(107)	$37	—	$(146)	$(1.07)
Non-Core Items: (1)
Asset impairments and restructuring charges, net	15	15	3		12	0.09
Loss on business held for sale	495	495	30		465	3.38
Interim adjustment to tax provision (2)	—	—	(8)		8	0.06
Non-GAAP (Excluding non-core items and with adjusted provision for income taxes) (3)	$454	$403	$62	16%	$339	$2.46

	Second Quarter 2020
	Earnings Before Interest and Taxes	Earnings (Loss) Before Income Taxes	Provision for (Benefit from) Income Taxes	Effective Income Tax Rate	Net Earnings Attributable to Eastman
(Dollars in millions, except per share amounts, unaudited)					After Tax	Per Diluted Share
As reported (GAAP)	$54	$(1)	$(31)	—	$27	$0.20
Non-Core Items: (1)
Asset impairments and restructuring charges, net	141	141	33		108	0.79
Interim adjustment to tax provision (2)	—	—	19		(19)	(0.14)
Non-GAAP (Excluding non-core items and with adjusted provision for income taxes)	$195	$140	$21	16%	$116	$0.85

(1)See Table 3A for description of second quarter 2021 and 2020 non-core items excluded from non-GAAP EBIT. Provision for income taxes for non-core items is calculated using the tax rate for the jurisdiction where the gains are taxable and the expenses are deductible.
(2)The adjusted provision for income taxes for second quarter 2021 and 2020 is calculated applying the forecasted full year effective tax rate as shown in Table 4B.
(3)EPS calculated using diluted shares of 137.6 million.

Table 4A – Non-GAAP Earnings (Loss) Before Interest and Taxes, Net Earnings,
and Earnings Per Share Reconciliations (continued)

	First Six Months 2021
	Earnings Before Interest and Taxes	Earnings Before Income Taxes	Provision for Income Taxes	Effective Income Tax Rate	Net Earnings Attributable to Eastman
(Dollars in millions, except per share amounts, unaudited)					After Tax	Per Diluted Share
As reported (GAAP)	$333	$232	$99	44%	$128	$0.93
Non-Core Items: (1)
Asset impairments and restructuring charges, net	22	22	4		18	0.13
Loss on business held for sale	495	495	30		465	3.38
Accelerated depreciation	4	4	1		3	0.02
Interim adjustment to tax provision (3)	—	—	(18)		18	0.13
Non-GAAP (Excluding non-core items)	$854	$753	$116	16%	$632	$4.59

	First Six Months 2020
	Earnings Before Interest and Taxes	Earnings Before Income Taxes	Provision for Income Taxes	Effective Income Tax Rate	Net Earnings Attributable to Eastman
(Dollars in millions, except per share amounts, unaudited)					After Tax	Per Diluted Share
As reported (GAAP)	$422	$315	$25	8%	$285	$2.09
Non-Core or Unusual Items: (1)
Asset impairments and restructuring charges, net	155	155	36		119	0.87
Interim adjustment to tax provision (3)	—	—	11		(11)	(0.08)
Non-GAAP (Excluding non-core and unusual items)	$577	$470	$72	16%	$393	$2.88

(1)See Table 3A for description of first six months 2021 and 2020 non-core items excluded from non-GAAP EBIT. Provision for income taxes for non-core items is calculated using the tax rate for the jurisdiction where the gains are taxable and the expenses are deductible.
(2)The adjusted provision for income taxes for first six months 2021 and 2020 is calculated applying the forecasted full year effective tax rate as shown in Table 4B.

Table 4A – Non-GAAP Earnings Before Interest and Taxes, Net Earnings,
and Earnings Per Share Reconciliations (continued)

	First Quarter 2021
	Earnings Before Interest and Taxes	Earnings Before Income Taxes	Provision for Income Taxes	Effective Income Tax Rate	Net Earnings Attributable to Eastman
(Dollars in millions, except per share amounts, unaudited)					After Tax	Per Diluted Share
As reported (GAAP)	$389	$339	$62	18%	$274	$1.99
Non-Core Items: (1)
Asset impairments and restructuring charges, net	7	7	1		6	0.04
Accelerated depreciation	4	4	1		3	0.02
Interim adjustment to tax provision (2)	—	—	(10)		10	0.08
Non-GAAP (Excluding non-core items and with adjusted provision for income taxes)	$400	$350	$54	16%	$293	$2.13

(1)See Table 3A for description of first quarter 2021 non-core items excluded from non-GAAP EBIT. Provision for income taxes for non-core and unusual items is calculated using the tax rate for the jurisdiction where the gains are taxable and the expenses are deductible.
(2)The adjusted provision for income taxes for first quarter 2021 was calculated applying the then current forecasted full year effective tax rate.

Table 4B - Adjusted Effective Tax Rate Calculation

	First Six Months (1)
	2021	2020
Effective tax rate	44%	8%
Discrete tax items (2)	—%	1%
Tax impact of current year non-core items (3)	(25)%	7%
Changes in tax contingencies and valuation allowances	—%	2%
Forecasted full year impact of expected tax events	(3)%	(2)%
Forecasted full year adjusted effective tax rate	16%	16%
(1)Effective tax rate percentages are rounded to the nearest whole percent. The forecasted full year effective tax rates are 15.5 percent for six months 2021 and 2020.
(2)"Discrete tax items" are items that are excluded from a company's estimated annual effective tax rate and recognized entirely in the quarter in which the item occurs. Discrete items for first six months 2020 are for share based compensation expense and estimated adjustments to certain prior year tax returns.
(3)Provision for income taxes for non-core items is calculated using the tax rate for the jurisdiction where the gains are taxable and the expenses are deductible.

Table 5A – Statements of Cash Flows

	Second Quarter		First Six Months
(Dollars in millions, unaudited)	2021	2020	2021	2020
Operating activities
Net earnings (loss)	$(144)	$30	$133	$290
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	140	141	289	280
Asset impairment charges	5	136	5	145
Loss on business held for sale	495	—	495	—
Provision for (benefit from) deferred income taxes	(30)	(32)	(28)	(20)
Changes in operating assets and liabilities, net of effect of acquisitions and divestitures:
(Increase) decrease in trade receivables	(150)	145	(361)	73
(Increase) decrease in inventories	(70)	239	(214)	221
Increase (decrease) in trade payables	109	(239)	306	(343)
Pension and other postretirement contributions (in excess of ) less than expenses	(44)	(31)	(97)	(83)
Variable compensation (in excess of) less than expenses	86	44	8	(30)
Other items, net	29	3	106	74
Net cash provided by operating activities	426	436	642	607
Investing activities
Additions to properties and equipment	(107)	(97)	(198)	(196)
Acquisitions, net of cash acquired	(63)	—	(63)	—
Additions to capitalized software	(6)	(2)	(12)	(4)
Other items, net	(2)	(1)	(4)	(1)
Net cash used in investing activities	(178)	(100)	(277)	(201)
Financing activities
Net increase (decrease) in commercial paper and other borrowings	—	(442)	(25)	97
Proceeds from borrowings	—	249	—	249
Dividends paid to stockholders	(94)	(89)	(188)	(179)
Treasury stock purchases	(100)	(30)	(140)	(60)
Proceeds from stock option exercises and other items, net	16	(2)	38	(13)
Net cash (used in) provided by financing activities	(178)	(314)	(315)	94
Effect of exchange rate changes on cash and cash equivalents	(1)	2	(5)	—
Net change in cash and cash equivalents	69	24	45	500
Cash and cash equivalents at beginning of period	540	680	564	204
Cash and cash equivalents at end of period	$609	$704	$609	$704

Table 5B – Net Cash Provided By Operating Activities to Free Cash Flow Reconciliations

	Second Quarter		First Six Months
(Dollars in millions, unaudited)	2021	2020	2021	2020
Net cash provided by operating activities	$426	$436	$642	$607
Capital expenditures	(107)	(97)	(198)	(196)
Free cash flow	$319	$339	$444	$411

Table 6 – Total Borrowings to Net Debt Reconciliations

	June 30,	December 31,
(Dollars in millions, unaudited)	2021	2020
Total borrowings	$5,548	$5,618
Less: Cash and cash equivalents	609	564
Net debt (1)	$4,939	$5,054

(1)Includes a non-cash decrease of $48 million in 2021 and a non-cash increase of $132 million in 2020 resulting from foreign currency exchange rates.